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                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant To Section 14(a)
            of the Securities Exchange Act of 1934 (Amendment No. __)


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 Filed by a Party other than the Registrant / /

 Check the appropriate box:
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                                                      (as permitted by Rule 14a-6(e)(2))
 / /  Definitive Proxy Statement
 / /  Definitive Additional Materials
 /X/  Soliciting Material Under Rule 14a-12

                           STRATEGIC DIAGNOSTICS INC.
          -------------------------------------------------------------
                (Name Of Registrant As Specified In Its Charter)

          -------------------------------------------------------------
            (Name Of Person(s) Filing Proxy Statement, if Other Than
                                 the Registrant)

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



         The following is a press release prepared by Strategic Diagnostics Inc.

NEWS RELEASE
FOR IMMEDIATE RELEASE                       Company Contact:
                                            Arthur A. Koch, Jr.
                                            Chief Operating Officer
                                            (302) 456-6789
                                            www.sdix.com
                                            -------------

                                            Investor Relations Contact:
                                            Lippert/Heilshorn & Associates, Inc.
                                            William A. Walkowiak, CFA
                                            Klea Theoharis
                                            (212) 838-3777
                                            klea@lhai.com
                                            -------------


              Strategic Diagnostics Nominates Two New Board Members


NEWARK, Del., April 12, 2002 - The board of directors of Strategic Diagnostics (Nasdaq: SDIX) has nominated Stephen L. Waechter, 51, and Timothy S. Ramey, 43, to replace two retiring board members.

They will stand for election at the company's annual meeting of stockholders on April 23 in Newark, and if elected, Mr. Waechter will join the audit committee.

Mr. Waechter is the chief financial officer of CACI International, and brings more than 25 years of experience in technology-focused industries. CACI is an information technology company with fiscal 2001 revenue of $563.8 million. Waechter has also been the chief financial officer of Government Technology Services Inc., The Vincam Group, and Applied Bioscience International. From 1974 to 1993, he served in various positions at General Electric, including vice president of finance at GE Information Services.

Mr. Ramey is vice president-strategy and new ventures with Sara Lee Corporation, and he is a member of Sara Lee's Executive Management Company. He brings to the board a deep understanding of the food industry. Prior to joining Sara Lee in November of 2000, he was a food industry analyst for 15 years, most recently at Deutsche Banc Alex. Brown, as well as NatWest Securities and Kidder Peabody. Ramey was twice recognized by the Wall Street Journal as an "All-Star Analyst" for the food sector.

President and CEO Richard C. Birkmeyer said, "These nominees bring extensive, broad-based experience to our board in the critical areas of finance, business development, and the food industry. We are excited about the valuable insights they will add as we strive to establish ourselves as the leader in food safety and water quality testing."

Chairman of the Board Grover C. Wrenn added, "The board has carefully evaluated the qualifications of Tim Ramey and Steve Waechter, and we believe that their counsel will be extremely valuable in setting the course for the future of SDI. The board also wishes to acknowledge the dedication and contributions of Robert
E. Finnegan and Stephen O. Jaeger, who are retiring after many years of service and will not stand for re-election. They have helped guide us through the initial years as a public company, and their service will be greatly missed."

Proxy materials have been filed with the Securities and Exchange Commission and mailed to stockholders. Stockholders are urged to read the proxy statement which contains important information. You may obtain a copy of these materials free of charge at the Commission's web site at www.sec.gov or by calling Lippert/Heilshorn at 212-838-3777.

About Strategic Diagnostics Inc.
--------------------------------
SDI is a leading provider of biotechnology-based diagnostic tests for a broad range of agricultural, industrial, and water treatment applications. Through its antibody business, Strategic BioSolutions, Strategic Diagnostics also provides antibody and immunoreagent research and development services. SDI's test kits are produced in a variety of formats suitable for field and laboratory use, offering advantages of accuracy, cost-effectiveness, portability, and rapid response. Trait Check(TM), GMO QuickCheck(TM), and GMO Check(TM) are pending trademarks for SDI.